Exhibit 2.1

ASSET PURCHASE AGREEMENT (“APA”)

This Asset Purchase Agreement (the “Agreement” or “APA”) is made and entered into as of April 1, 2025, by and between:

Seller: Ovation, LLC, a Delaware limited liability company, with its principal place of business at 500 S Sepulveda Blvd., Suite 300, Los Angeles, CA 90049.

Buyer: Nexttrip, Inc., a Nevada corporation, with its principal place of business at 3900 Paseo del Sol, Santa Fe, NM 8750.

RECITALS

WHEREAS Seller owns and operates JOURNY, a direct streaming FAST channel (the “Business”), and desires to sell certain assets related to the Business; and

WHEREAS Buyer desires to purchase such assets and assume certain liabilities of the Business (the “Transaction”), all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1. SALE AND TRANSFER OF ASSETS AND LIABILITIES

Transferred Assets and Liabilities. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 3.1), Seller shall sell, transfer, assign, and convey to Buyer, and Buyer shall purchase from Seller, all rights, title, and interest in and to the assets listed on Schedule A, B, C, and D attached hereto (collectively, the “Purchased Assets”), and Buyer shall assume all payment obligations and liabilities associated therewith subsequent to the Closing Date, as follows:

●	The JOURNY brand and associated apps, including any trademark rights owned by Seller as to the JOURNY mark by Seller as listed on Schedule A;
●	Agreements governing distribution rights to JOURNY as listed on Schedule B (“Distribution Agreements”), and the rights to any associated revenue streams and/or receivables associated therewith;
●	Rights to utilize content licensed by Ovation LLC for JOURNY over the remaining terms of the applicable licenses, in accordance with the license agreement between Buyer and Seller attached hereto as Schedule C (“Content License Agreement”);
●	The service agreements listed in Schedule D as they relate to technology services pertaining to JOURNY, which agreements shall be assigned or applicable rights otherwise transferred effective as of the Closing Date (“Service Agreements”).
●	Revenue that is received by Seller pertaining to the Business and attributable to periods following the Closing Date shall be forwarded by Seller to Buyer within 30 days of receipt. Seller shall work in good faith to instruct payors to remit future such payments directly to Buyer.
●	Invoices for Service Agreements received by the Seller or Buyer for periods after the Closing Date shall be paid by the Buyer; provided, however, that if any such invoices pertain to periods prior to the Closing Date, the Seller shall reimburse the Buyer for pre-closing period services on a pro-rated basis.

2. PURCHASE PRICE AND PAYMENT TERMS

2.1 Purchase Price. The total purchase price for the Transferred Assets shall be Three Hundred Thousand Dollars ($300,000) USD plus 20,000 restricted shares of Nexttrip, Inc. (the “Purchase Price”).

2.2 Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to a bank account designated by Seller and issuance of 20,000 restricted common shares of Nexttrip, Inc. in the form attached as Schedule E, and fully tradeable by Buyer no later than the six-month anniversary of this agreement.

3. CLOSING

3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on March April 1, 2025, or such other date as the parties may mutually agree (the “Closing Date”).

3.2 Seller’s Deliveries at Closing. At the Closing, Seller shall deliver to Buyer:

●	An executed copy of the APA.
●	Ovation LLC’s board of directors’ approval of the APA.
●	Confirmation that the Distribution Agreements and the Service Agreements are assignable to the Buyer and documentation providing notice of assignment to the Buyer and/or a transition support agreement between Buyer and Seller with regard to such assignment.
●	An executed copy of the Content License Agreement.
●	Contact details of the Seller’s employees who will be available for up to eighty (80) hours of assistance (in the aggregate) to facilitate the transition of the business of JOURNY to the Buyer.

3.3 Buyer’s Deliveries at Closing. At the Closing, Buyer shall deliver to Seller:

●	The Purchase Price as specified in Section 2.2.
●	Nexttrip, Inc.’s board of directors’ approval of the APA.
●	An executed copy of the APA.
●	An executed copy of the Content License Agreement.

4. REPRESENTATIONS AND WARRANTIES

4.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 4.1 are true and correct as of the date hereof. For purposes of this Section 4.1, “Seller’s Knowledge,” “knowledge of Seller” and any other similar phrases shall mean the actual knowledge of any executive officer of Seller, after due inquiry.

●	Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to conduct the Business as currently conducted and to execute, deliver, and perform its obligations pursuant to this Agreement.

●	Seller, as it relates to the Business and to the best of its knowledge, is not involved in any pending litigation or regulatory investigations that could affect the assets of the Business or continued use of such.
●	There are no material liabilities, debts, or obligations associated with the assets that have not been disclosed to the Buyer, including any legal or tax issues of which Seller is aware.
●	Seller owns the trademark registration for JOURNY as listed in Schedule A, and to the best of its knowledge, there are no disputes or claims regarding the trademark registration or other intellectual property listed in Schedule A (the “Purchased IP”). As it relates to the Business and to the best of its knowledge, Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use or licensing of the Purchased IP as it relates to the operation of the Business. With respect to the trademark registration (i) such registration is valid, subsisting and in full force and effect to the best of its knowledge; and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof.
●	Seller’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the intellectual property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP, all of the foregoing to the best of its knowledge as it relates to the operation of the Business.
●	Revenue history and viewership data provided to Buyer are materially accurate and complete to the best of its knowledge.
●	Each contract listed in Schedule B and/or Schedule D is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any such contract. Complete and correct copies of each contract listed in Schedule B and/or Schedule D have been made available to Buyer. There are no disputes pending or threatened against Seller, to the best of its knowledge, under any contract listed in Schedule B and/or Schedule D. To the best of its knowledge, there is no ongoing or threatened litigation, investigation, or claim related to the Purchased Assets, as it relates to the Business, that could have a material adverse effect on the Business.
●	There has been no undisclosed material adverse impact to the Business since the date of the signing of the Letter of Intent between the parties dated March 13, 2025.
●	To the best of its knowledge, it is in compliance with all applicable laws, regulations, and ordinances relating to the ownership and operation of the Business.
●	The execution, delivery, and performance of this Agreement by Seller do not and will not (i) violate any provision of Seller’s organizational documents, (ii) conflict with or result in a breach of any contract or agreement to which Seller is a party, or (iii) violate any law or regulation applicable to Seller.
●	Seller will not own or operate a FAST channel with more than 25% of its content consisting of travel shows for a period of one (1) year following the Closing Date.

4.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 4.2 are true and correct as of the date hereof.:

●	Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, with full corporate power and authority to execute, deliver, and perform this Agreement.

●	The execution, delivery, and performance of this Agreement by Buyer do not and will not (i) violate any provision of Buyer’s organizational documents, (ii) conflict with or result in a breach of any contract or agreement to which Buyer is a party, or (iii) violate any law or regulation applicable to Buyer.
●	Buyer shall pay all scheduled amounts due and payable per the Content License Agreement in full and when payable under such agreement.
●	Buyer is in compliance with all applicable laws, regulations and ordinances relating to the Transaction and the Purchase Price payment and grant.

5. COVENANTS

5.1 Confidentiality. Each party agrees to maintain the confidentiality of shared information in accordance with the non-disclosure agreement between the parties dated February 13, 2025, as may be extended by mutual agreement of the parties as needed. Any public announcements concerning the Transaction, including without limitation press or publicity announcements, shall be subject to the advance mutual approval of both parties.

5.2 No reliance. Buyer acknowledges and agrees that the due diligence performed by Buyer is sufficient for Buyer to determine the state of the Business and assess any potential risks associated the Transaction or operation of the Business, including without limitation tax implications, legal issues, and any potential future adverse decisions by JOURNY distributors , and that other than as expressly warranted in this Agreement, Buyer disclaims any reliance on Seller for any such determinations and releases Seller from any associated claim or liability. Buyer affirms that it is not relying on Seller for legal or tax advice and is solely responsible for determining the tax implications, if any, of the Transaction.

5.3 Further Assurances. Each party agrees to execute and deliver such further documents and take such further actions as may be reasonably necessary to effectuate the purposes of this Agreement.

6. INDEMNIFICATION

6.1 Survival. All representations, warranties, covenants, and agreements contained herein and all rights related to indemnification shall survive the Closing.

6.2 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its affiliates from and against any and all losses, liabilities, claims, damages, and expenses arising out of (a) any breach of Seller’s representations, warranties, or covenants under this Agreement, or (b) the operation of the Business prior to the Closing Date.

6.3 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and its affiliates from and against any and all losses, liabilities, claims, damages, and expenses arising out of (a) any breach of Buyer’s representations, warranties, or covenants under this Agreement, or (b) the operation of the Business subsequent to the Closing Date..

6.4 Limitation of Liability. Except for a breach of the indemnification obligations in this Section 6, neither Seller nor Buyer shall, for any reason or under any legal theory, be liable to the other for any special, indirect, incidental, punitive or consequential damages or for loss of profits, revenues, data or services, regardless of whether such damages or loss was foreseeable and regardless of whether it was informed or had direct or imputed knowledge of the possibility of such damages or loss in advance. Notwithstanding anything to the contrary contained herein, the Seller’s liability under this Agreement shall be limited to a maximum of Three Hundred Thousand Dollars ($300,000.00).

6.5 Indemnification Procedures. Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including, but not limited to, settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

7. MISCELLANEOUS

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

7.2 Entire Agreement. This Agreement, together with its schedules and exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, and representations.

7.3 Amendments. Any amendment or modification of this Agreement must be in writing and executed by both parties.

7.4 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect.

7.5 Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, except to an affiliate of such party or a party acquiring all or substantially all of the stock or assets of such party.

7.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

SELLER: Ovation, LLC

By:	/s/ Charles Segars
Name:	Charles Segars
Title:	CEO

BUYER: Nexttrip, Inc.

By:	/s/ William Kerby
Name:	William Kerby
Title:	CEO

Schedule A

Trademarks:

Jurisdiction: United States

Mark: Journy

Mark Type: Standard Character Word Mark

International Class: 041

Registration No.: 6266865

Registration Date: Filed February 9, 2021

Website:

Journy.tv

Social Media Accounts:

X: @journynow

Instagram: @journynow

Facebook: facebook.com/JournyNow

Schedule B

Distribution Agreements

Schedule C

License Agreement

[attached]

Schedule D

Service Agreements